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                                                                 Exhibit (1)(d)


                      APPROVE ESTABLISHMENT OF SUBACCOUNTS


         WHEREAS, Provident Mutual Life Insurance Company (the "Company") established the Provident Mutual Variable Annuity Separate Account (the "Account") pursuant to the provisions of the Pennsylvania Insurance Code, the subaccounts of which are available under variable annuity contracts issued by the Company (the "Contracts"); and

         WHEREAS, the Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940; and

         WHEREAS, the Company now desires to establish ten additional subaccounts within the Account (collectively, the "Subaccounts"), each of which Subaccounts will invest in shares of a designated mutual fund portfolio and to which the Subaccounts' net premiums under the Contracts shall be allocated in accordance with instructions received from owners of such Contracts.

         NOW, THEREFORE, BE IT RESOLVED, that the following Subaccounts are hereby established within the Account: (1) the MFS Emerging Growth Subaccount;
(2) the MFS Growth With Income Subaccount; (3) the MFS New Discovery Subaccount;
(4) the MFS Research Subaccount; (5) the PIMCO High Yield Bond Subaccount; (6) the PIMCO Total Return Bond Subaccount; (7) the VIP III Contrafund Subaccount;
(8) the VIP III Growth Subaccount; (9) the VIP III Growth Opportunities Subaccount; and (10) the VIP III Overseas Subaccount; and it is

         FURTHER RESOLVED, that the portion of the assets of the Account and the Subaccounts equal to the reserves and other contract liabilities with respect to the Account and the Subaccounts shall not be chargeable with liabilities arising out of any other business the Company may conduct; and it is

         FURTHER RESOLVED, that the income, gains, and losses, realized or unrealized, from assets allocated to the Account or the Subaccounts shall, in accordance with the Contracts, be credited to or charged against such Account or Subaccounts without regard to other income, gains, or losses of the Company; and it is

         FURTHER RESOLVED, that the President or any Vice President are hereby authorized to take all necessary and appropriate action to enter into agreements for the sale of shares and to take such other actions and execute such other agreements as such officer deems necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof; and it is
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         FURTHER RESOLVED, that all actions previously taken by any director, officer, employee or agent of the Company in connection with or related to the matters set forth in or reasonably contemplated or implied by the foregoing resolutions be, and each of them hereby is, adopted, ratified, confirmed and approved in all respects as the acts and deeds of the Company.